Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-112218) on Form S-8 of our report dated June 30, 2014, relating to the statements of net assets available for benefits of Destination XL Group, Inc. 401(k) Salaried Savings Plan as of December 31, 2013, and 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2013, and the related supplemental schedule as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of Destination XL Group, Inc. 401(k) Salaried Savings Plan.

/s/ Mayer Hoffman McCann CPAs

(The New York Practice of Mayer Hoffman McCann P.C.)

New York, New York

June 30, 2014